COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

                                                             Year Ended December 31,
                                               ----------------------------------------------------
                                                 1999       1998       1997       1996      1995
                                               --------   --------   --------   --------   --------
Income from continuing operations
  before income taxes                          $355,344   $266,297   $224,191   $188,288   $153,883
                                               --------   --------   --------   --------   --------
Add fixed charges:
  Interest expense                              592,858    478,177    414,650    365,603    337,188
  One-third of rent expense                       4,452      3,854      2,789      2,368      2,084
                                               --------   --------   --------   --------   --------
Total fixed charges                             597,310    482,031    417,439    367,971    339,272
                                               --------   --------   --------   --------   --------
Income as adjusted                             $952,654   $748,328   $641,630   $556,259   $493,155
                                               --------   --------   --------   --------   --------

Ratio of income to fixed charges                   1.59       1.55       1.54       1.51       1.45
                                               ========   ========   ========   ========   ========

Preferred stock dividends on a pre-tax basis   $  6,325   $  6,325   $  6,676   $          $

Total fixed charges and preferred
  stock dividends                              $603,635   $488,356   $424,115   $367,971   $339,272
                                               --------   --------   --------   --------   --------
Ratio of income to fixed charges and
  preferred stock dividends                        1.58       1.53       1.51       1.51       1.45
                                               ========   ========   ========   ========   ========